CONSULTING AGREEMENT



AGREEMENT, made this Monday, 17th day of January, 2005 by and between Electric Moto Corp. hereinafter "'the Company" and Noah Clark and Paul Giarmoleo hereinafter the "Consultants".

WHEREAS, the Company desires to obtain Consultants services in connection with the Company's business affairs and Consultants are willing to undertake to provide such services as hereinafter fully set forth;

AND WHERAS, the Consultants have substantial experience in the areas of financial consulting, the identification and negotiation of mergers and acquisitions and public relations;

WITNESSETH

NOW THEREFORE, the parties agree as follows:

1. TERM: The term of this Consulting Agreement shall be for a six (6) month period with the right to extend it commencing upon the execution hereof by all parties.

2. NATURE OF SERVICES: During the term of this Agreement Consultants shall provide, inter alia, the following services and do the following things in a timely manner:

a.) It is understood that you will work very closely with our firm in establishing the proper connection and introductions in the related field.

3. IT IS AGREED that the Consultants services will not include any services that constitute the rendering of 1egal opinions or performance of work that is in the ordinary purview of a certified public accountant or any work that is the ordinary purview of a registered broker/dealer. Further the Consultant's services will not include anything that would be construed as being in connection with the offer or sale of securities in a capital raising transaction or direct1y or indirectly promoting or maintaining a market for the Company's securities.

4.   COMPENSATION: The Company agrees to compensate the Consultant as follows:

a.) Upon execution of this Agreement, the Company shall issue to Consultants 4,000,000 shares (four million shares) of the Company's common stock and 1,100,000 options (one million one hundred thousan options) to be cashless exercised at .50(fifty cents) strike price, with a 2 year (two year) maturity date. Such shares and options shall be immediately filed under a SB-2 registration by Electric Moto.

5. LIABILITY OF CONSULTANT: In furnishing the Company with management advice and other services as herein provided, neither Consultant nor any officer, director or agent thereof shall be liable to the Company or its creditors for

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errors of judgment or for anything except malfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its obligations and duties under the terms of this agreement.

     It is further understood and agreed that Consultants may rely upon information furnished to it reasonably believed to be accurate and reliable and that except as herein provided, Consultants shall not be accountable for any loss suffered by the Company by reason of Company's actions or non-action on the basis of any advice, recommendation or approval of Consultants, its employees or agents.

     The parties further acknowledge that Consultants undertakes no responsibility for the accuracy of any statements to be made by management contained in press releases or other communications, including but not limited to, filings with the Securities and Exchange Commission and the National Association of Securities Dealers.

6. CONFIDENTIALITY: During the term of this Agreement, the Company may disclose or make known to the Consultants, and the Consultants be given access to or may become acquainted with, certain information, trade secrets or both, all relating to or useful in the Company's business or the business of its Affiliates, and which the Company considers proprietary and desires to maintain confidential. The Consultants may be required to assemble certain data in various forms at the direction of the Company. All such information, trade secrets, data and the like, in any and all forms, whether previously existing or prepared by the Consultants, are hereinafter collectively referred to as "Information."

7. INDEMNIFICATION: The Consultants shall indemnify, defend and hold harmless the Company from and against all claims, losses, costs, damages and expenses, including, without limitation, attorneys' fees and costs, incurred by the Company resulting from or arising in connection with any intentional or willful misconduct by the Consultants arising out of or related to the Consultants activities under this Agreement. This section shall survive termination of this Agreement regardless of the reason for such termination.

The Company shall indemnify, defend and hold harmless the Consultants from and against all claims, losses, costs, damages and expenses, including. without limitation, attorneys' fees and costs, incurred by the Consultants resulting from or arising in connection with any intentional or willful misconduct by the Company or any misrepresentation or concealment of a material fact supplied in written materials provided by Company to the Consultants for use in performing the Consultant's duties hereunder. This section shall survive termination of this Agreement regardless of the reason for such termination.

9. BREACH OF CONTRACT: The sole remedy of the Company in respect of any material breach of this Agreement by Consultants shall be to terminate this Agreement upon the giving of five (5) days prior written notice, in which event all unexercised or partially exercised options shall be null and void and of no effect.

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10.  INDEPENDENT CONTRACTOR: "The Consultants is and shall be an independent contractor and is not and shall not be deemed or construed to be an employee of the Company by virtue of this Agreement. Neither the Consultants, nor the Company shall hold the Consultants out as an agent, partner, officer, director, or other employee of the Company in connection with this Agreement or the performance of any of the duties, obligations or performances contemplated hereby and the Consultants further specifically disclaims any and all rights to any equity interest in or a partnership with the Company by virtue of this Agreement or any of the transactions contemplated hereby.

11. HEADINGS: The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12. SEVERABILITY: If any provision of this Agreements or any other agreement entered into pursuant thereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid., but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which wou1d render: the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. Without limiting the generality of the foregoing, in the event the duration, scope or geographic area contemplated by this Agreement are determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which will be enforceable.

13. NOTICES: All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

Company:

Electric Moto Corporation
3165 East Main
Ashland, Oregon 97520

Consultants:

Noah Clark
Paul Giarmoleo
4225 New Forest Drive
Plano, Tx
75093
USA

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14.  MISCELLANEOUS:

a.) All final decisions with respect to consultation, advice and services rendered by Consultants to the Company shall rest exclusively with the Company. b.) This Agreement and any additional agreements executed concurrently therewith represent the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede all other negotiations, understandings and representations (if any) made by and between such parties. Any controversy or claim arising out of or related to this Agreement shall be settled by arbitration in accordance with the rules and under the auspices of the American Arbitration Association; and any arbitration shall be conducted in the city of Dallas in the State of Texas. c) Should either consultant be notified that it is under a formal investigation by any regulatory body or should either consultant be named in a legal action or administrative procedure by the Securities and Exchange Commission prior to the effective date of the above mentioned registration, the Company, can, at its sole discretion, terminate this agreement with that party. Should the Company terminate this agreement as per one or both Consultants pursuant to this clause, all stock and options granted to that person shall be cancelled with no liquidated damages due Consultant.


IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this Agreement as of the date set forth above. This agreement replaces any and all agreement in the past.



Electric Moto Corporation

By: s/s Ely Schless
Ely Schless, Chairman & CEO



CONSULTANTS


s/s Noah Clark
Noah Clark

s/s Paul Giarmoleo
Paul Giarmoleo